Exhibit 10.23

REMUNERATION POLICY FOR THE BOARD OF SUPERVISORY DIRECTORS OF ATAI LIFE SCIENCES N.V.

Approved by the general meeting of shareholders and in effect as per the Effective Date

1.	PRINCIPLES

The following sets forth the remuneration for the Board of Supervisory Directors (the “Board of Supervisory Directors” and individually referred to as a “Supervisory Director”) of ATAI Life Sciences N.V. (the “Company”), which is centered on long-term value creation and the continuity of the Company’s business, taking into account the interest of the Company’s shareholders, business partners and employees.

The remuneration policy aims to successfully recruit, motivate and retain qualified Supervisory Directors with the right level of experience and competences to supervise the Board of Managing Directors in driving the Company’s mission, the general affairs of the Company and its affiliated enterprise. Consequently, this remuneration policy is based on the following principles:

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The compensation of the Board of Supervisory Directors is designed to attract and retain Supervisory Directors that have the talent and skills to foster long-term value creation and enhance the sustainable development of the Company;

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The compensation of the Board of Supervisory Directors is intended to be competitive in relation to both the market in which the Company operates in and the nature, complexity and relative size of the business;

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The compensation of the Board of Supervisory Directors consists of cash payments and equity awards in view of the international context of the Company, which may require the Company to grant equity in order to attract and retain Supervisory Directors; and

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In determining the compensation of the Board of Supervisory Directors the Dutch Corporate Governance Code has been taken into consideration, as well as the circumstance that the Company is listed at Nasdaq.

The terms and conditions of this policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board of Supervisory Directors between the Company and any of its Supervisory Directors, except for equity compensation previously granted to a Supervisory Director. Changes to the compensation of the Board of Supervisory Directors provided for in this policy will be submitted for shareholder approval.

This policy shall become effective on the date of the effectiveness of the Company’s registration statement on Form S-1 relating to the initial public offering of common shares (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board of Supervisory Directors.

2.	SCOPE

Supervisory Directors are eligible to receive cash compensation and equity awards as set forth in this policy. The cash and equity compensation described in this policy shall be paid or be made, as applicable, automatically and without further action of the Board of Supervisory Directors or the shareholders of the Company, to each Supervisory Director who is entitled to receive such cash or equity compensation, unless such Supervisory Director declines the receipt of such cash or equity compensation by written notice to the Company.

3.	CASH COMPENSATION

The remuneration of the Board of Supervisory Directors consists of an annual retainer for each Supervisory Director and an additional annual retainer for each position on a committee in which he or she serves, both based on a market reference group in accordance with the remuneration policy.

The Company may consider the compensation with comparable qualifications, experience and responsibilities at companies in similar businesses of comparable complexity, size and success.

The annual retainers shall be earned on a quarterly basis based on a calendar quarter and the Company will pay the annual retainers in cash in quarterly installments within thirty days after the end of each calendar quarter. In the event a Supervisory Director does not serve as a Supervisory Director, or in the applicable position, for an entire calendar quarter, the retainer paid to such Supervisory Director shall be prorated for the portion of such calendar quarter actually served as a Supervisory Director. In addition, the annual retainers will be prorated for the first calendar quarter in which the Effective Date occurs, which proration will be based on the number of days of the calendar quarter remaining in such quarter after the Effective Date.

The Company will reimburse Supervisory Directors for reasonable expenses incurred to attend meetings of the Board of Supervisory Directors and its committees. Such expenses will be reimbursed within thirty (30) days after receipt by the Company of an invoice together with originals or copies of receipts showing the payment of such expenses, in accordance with the Company policy.

4.	EQUITY COMPENSATION

Supervisory Board Members may be granted equity awards within the framework and subject to the terms and conditions in the Company’s equity incentive plan, i.e. the ATAI Incentive Award Plan, applicable from time to time.

The terms of the equity awards will be established in award agreements that are consistent with the provisions of the ATAI Incentive Award Plan and entered into with the Supervisory Directors.

5.	LOANS, ADVANCES AND GUARANTEES

The Company will not provide any loans, advances or guarantees to Supervisory Directors.

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